Exhibit 99.1

Global Partners LP Conference Call Transcript
Event Date/Time: Nov. 21, 2011/9:00 AM ET

Operator

Good day, everyone, and welcome to the Global Partners’ conference call. Today’s call is being recorded. There will be an opportunity for questions at the end of the call. With us from Global Partners are President and Chief Executive Officer, Mr. Eric Slifka; Chief Operating Officer and Chief Financial Officer, Mr. Tom Hollister; Executive Vice President and Chief Accounting Officer and Co-Director of Mergers & Acquisitions, Mr. Charles Rudinsky; and Executive Vice President and General Counsel, Mr. Edward Faneuil. At this time, I would like to turn the call over to Mr. Faneuil for opening remarks. Please go ahead, sir.

Edward Faneuil

Good morning everyone.  Thank you for joining us.  Let me remind everyone that during today’s call, we will make forward-looking statements within the meaning of federal securities laws. Global Partners’ projection concerning returns from the Alliance transaction discussed in today’s call are subject to specific risks including, but not limited to, timing, governmental approvals and statutory compliance.  These statements may include, but are not limited to, projections, beliefs, goals, and estimates concerning the future financial and operational performance of Global Partners LP. Estimates for Global Partners LP’s anticipated return from this transaction are based on a number of assumptions regarding market conditions, including demand for petroleum products, weather and credit markets.  Therefore, Global Partners LP can give no assurance that our future return will be as estimated.  Forward-looking statements are not guarantees of performance. The actual performance for Global Partners may differ materially from those expressed or implied by any such forward-looking statements. In addition, such performance is subject to risk factors, including, but not limited to those described in Global Partners’ filings with the Securities and Exchange Commission. Global Partners undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statement that may be made during today’s conference call. With Regulation FD in effect, it is our policy that any material comments concerning future results of operations will be communicated through press releases, publicly announced conference calls, or other means that will constitute public disclosure for purposes of

Regulation FD. Now, let me turn the call over to our President and Chief Executive Officer, Mr. Eric Slifka.

Eric Slifka

Thank you, Edward. Good morning, everyone. Today we are very pleased to announce that Global Partners continues to strengthen, broaden and diversify its asset base with the announced acquisition of Alliance Energy LLC. Alliance is a premier multi-brand independent gasoline station and convenience store operator and distributor in the Northeast. The company’s portfolio includes 542 gasoline stations located throughout New England, New York, New Jersey and Pennsylvania.  Pursuant to the transaction, Global Partners will acquire Alliance for a combination of debt and equity with an enterprise value of approximately $296 million. We expect the deal to be accretive in the first full year of operation.

Alliance serves as the management company for the Mobil assets that we acquired from ExxonMobil in 2010.  Alliance is a skilled and profitable operator that, through strategic acquisitions and organic growth, has achieved significant success over the past 15 years. The company is an ideal fit for Global Partners for a variety of reasons — strategically, operationally, geographically and culturally.   Tom and I will comment on each of these areas this morning.

Let me talk about our rationale for this strategic acquisition. To begin with, the transaction adds another year-round income stream for Global in the form of rental income from stations as well as gross margin associated with the sale of transportation fuels and related convenience store items.

It also complements our position as a leading wholesaler of transportation fuels in the Northeast, building on the success of our Mobil assets to create further vertical integration between our supply, terminaling and wholesale business and gas station sites. As I mentioned when we acquired the Mobil assets last year, driving trends may ebb and flow with fuel prices and the economy, but gasoline and diesel powered vehicles remain the dominant mode of transportation.

Of the 542 properties we are acquiring, 81 are operated by Alliance and 176 are operated by dealers and commissioned agents.  The remaining 285 sites are gasoline supply contract arrangements.  The majority of the 81 stations have convenience stores and feature co-branding arrangements with major national chains such as Dunkin’ Donuts and Subway.

Post-acquisition we will have a total portfolio of more than 750 gas stations, expanding our geographic footprint to include Connecticut, Maine, New Jersey, New York, Pennsylvania, and Vermont.  In addition, while our existing retail stations are flying the Mobil flag, Alliance is a top-tier retail distributor of multiple brands, including Mobil, Exxon, Shell, Sunoco, Gulf, and CITGO.

Alliance also represents a cultural fit for Global.  For more than a decade, Alliance has proven itself to be a skilled acquirer and developer of sites.  The company, as many of you know, is largely owned by members of my family, and its approach to customer service, business philosophy and commitment to quality mirrors our own.  The acquisition brings to Global a talented group of experienced industry professionals and a well-managed portfolio.

Upon closing of the transaction, Alliance President Andrew Slifka will join Global Partners as president of our combined gas station business. Andrew also will join the board of our General Partner. Alliance has an extremely successful track record in the gas and convenience store business.  Andrew’s vision and leadership in building an outstanding organization has been instrumental in the financial and operational growth Alliance has enjoyed.

As we have noted in the past, our Board of Directors reviews Global’s distribution on a quarter-by-quarter basis. We expect that the Board will evaluate our distribution next year in light of the earnings power of this transaction as well as the outlook for our other businesses.

In summary, this acquisition further diversifies our asset base, enhances our cash flow and extends our leadership position, enabling us to deliver long-term value for our unitholders and employees. With that, I will turn the call over to Tom to provide some additional details about the transaction.

Tom Hollister

Thank you, Eric. Before I begin, let me reiterate Eric’s comments about the transaction. This acquisition further diversifies our business and creates an additional year-round income stream for Global in a business we know extremely well.

We are acquiring 100 percent of the membership interests of Alliance for an enterprise value of approximately $296 million, based on Friday’s closing price of $19.89 per unit. The consideration consists of 5,850,000 to-be-issued limited partner units of Global Partners and the assumption of long-term debt of approximately $180 million. Based on the approximate $296 million purchase price and based on the current operating and anticipated performance of the Alliance business as well as current and anticipated general economic, industry and market conditions, our modeling estimates a cash return, prior to financing costs, in the low- to-mid teens in the first full year of operation, factoring in estimated annual maintenance capex of approximately $4 million.  The terms of the transaction were unanimously approved by the board of directors of our general partner, based on the unanimous approval and recommendation of the board’s conflicts committee, which is composed entirely of independent directors.  The conflicts committee engaged Evercore Partners to act as its financial advisor and Richards, Layton & Finger to act as its legal advisor.

The closing of the transaction is subject to the satisfaction of a number of conditions, including but not limited to the expiration of the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. We do not believe we will experience any difficulty obtaining regulatory approval.

Subject to the satisfaction of the conditions in the definitive agreement, the Partnership anticipates that the transaction will close in the first quarter of 2012.

With the help of third-party environmental consultants, we estimate that the ongoing environmental remediation costs of the acquired assets will average a little more than $1 million a year. These costs have been factored into our return analysis.

Today, we have approximately $145 million of availability in the acquisition tranche of our revolving credit facility. We plan to increase this tranche by approximately $100 million prior to the closing to have more than adequate capacity to assume the estimated $180 million in long-term debt.

Now let me share some additional details on the assets themselves. From a geographic perspective, 234 stations are located in Connecticut, 109 in Massachusetts, 67 in Pennsylvania, 48 in Maine, 46 in New Hampshire, 23 in New York, 12 in Rhode Island, two in Vermont and one in New Jersey.

Alliance either owns or has long-term leases on 257 sites and has supply contracts for the remaining 285 sites.  Of the owned and leased locations, Alliance operates 81 of the sites and 176 are operated by dealers and commissioned agents.  The remaining 285 sites, as I just mentioned, are gasoline supply contract arrangements.  As with our Mobil stations, revenue is generated from the sale and supply of gasoline and diesel fuel, which accounts for the majority of the gross profit produced.  Additional revenue is derived from rent from dealers and commissioned agents as well as convenience store product sales at the Alliance-operated properties.

Similar to our Mobil transaction, we believe that the purchase of these assets achieves tax efficient returns.  The majority of the cash flow arises from wholesale gasoline supply and real property rent, which represents qualified income for MLP purposes. Non-qualified income includes on-site convenience store sales and the on-site retail gas margin as well as personal property rent.  Non-qualified income will go through a separate C corporation. The C corporation will have offsetting expenses, including the depreciation from these new assets.

In summary, this is an excellent acquisition for Global Partners, and one that will generate enhanced returns for us going forward.  We look forward to welcoming the Alliance Energy team to the Global family.

This concludes our prepared remarks. We would be happy to take your questions. Operator?

(Operator instructions)

Q. Paul Jacob, Raymond James: Good morning guys.

A. Eric Slifka — Good morning Paul.

Q. Paul Jacob, Raymond James: I realize you’ve got a pretty broad footprint with this acquisition, but I was just curious, if you were to classify on an aggregate basis the 542 stations geographically, should we expect that these are going to generate similar cash flows as the Exxon Mobil acquisition?

A. Eric Slifka - In terms of on a per-station, per-margin basis?

Q. Paul Jacob, Raymond James: Yes, I guess I’m just trying to get a feel because geographically obviously it’s going to make a difference on how that station is going to generate cash flow and I was just wondering on an aggregate basis how that would break down.

A. Eric Slifka — It will be similar.

Q. Paul Jacob, Raymond James: Okay, and given that, should we expect similar margin and run rates as to what you guys are currently doing?

A. Eric Slifka — I think the best way to say it is if you look at what we advertise for returns and what we paid, that would be the best way to get the run rate.

Q. Paul Jacob, Raymond James: Okay, and then just one final question. Once the acquisition is complete, is there a specific distribution coverage that you are targeting or is that subject to variance?

A. Eric Slifka — I think we’ve publically said in the past somewhere around 1.2 to 1.3 depending and obviously it can fluctuate quite a bit from there.

Q. Paul Jacob, Raymond James: Okay, great. Thank you.

Q. Cathleen King, Bank of America, Merrill Lynch — Good morning. First question, I know you talked about the majority of cash flow here coming from things that are qualifying, but I was wondering if you could break down further percentage of earnings coming from wholesale supply activity versus the more retail activity, which I would say are like the leases and the convenience store income. If you could just break it down in those two.

A. Tom Hollister - Cathleen, I don’t think today at least we will break it down beyond what we said.  The majority of the cash flow, however, is qualified for income purposes because it is the wholesale gasoline supply and real property rent.

Q. Cathleen King, Bank of America, Merrill Lynch — Okay, and then I don’t know if you guys can elaborate more on what factors the board might be looking into for distribution next year.  You talked about coverage, but just maybe some signs of what they might be wanting to see from the base business, if that’s going to be crucial or just more of if this acquisition ends up performing the way you guys expect, if you could just elaborate on that.

A. Tom Hollister — Well, I think we expect the board will evaluate our distribution next year in light of earnings power of this transaction as well as the outlook for the other businesses.

Q. Cathleen King, Bank of America, Merrill Lynch — Okay, and then finally on the balance sheet, you guys are funding this with a bit more debt than equity and your saying the revolver will kind of be maxed out there.  I was wondering if you were contemplating coming to the public debt markets at all in the future or how you are looking at the balance sheet going forward?

A. Tom Hollister — Cathleen, we think this is the right way to capitalize this transaction when we buy it.  Our guess is about 40% equity and about 60% bank debt and once we close our guess is we will have maybe $60 to $65 million of availability under that existing acquisition tranche with our bank.

Q. Cathleen King, Bank of America, Merrill Lynch — Okay, thank you.

Q. Barrett Blaschke, Kayne Anderson — I was wondering basically, where does your qualified income test come out once you have added these assets? How close are you?

A. Tom Hollister — Barrett as you remember, when we originally went out we said that no more than 30% would be a tax when we initially went public and our last three offerings we’ve said, I believe, no more than 20%.  I think we are roughly still in that range.

A. Charles Rudinsky — Barrett, because of the C blocker all of the income that comes to the MLP is qualified.

Q. Barrett Blaschke, Kayne Anderson — I’m curious if there’s any risk with your PTP.

A. Tom Hollister —No, Barrett.  I’m sorry I answered the wrong question, none whatsoever. No concern of any kind because whatever is non-qualified will go through a C blocker and that particular corporation has offsetting expenses including depreciation for the new assets.

Q. Barrett Blaschke, Kayne Anderson — Okay.

A. Tom Hollister — We believe it is a tax efficient return for our shareholders.

Q. Barrett Blaschke, Kayne Anderson — Thank you.

Q. Elvira Scotto, RBC Capital Markets — Hi, good morning.

A. Eric Slifka — Good morning, Elvira.  How are you?

Q. Elvira Scotto, RBC Capital Markets — I’m well, thank you.  My question, I just wanted to confirm that when you talk about the returns in the low-to-mid-teens, that’s after you take out maintenance capex, but you are not including any of the interest expense, is that correct?

A. Tom Hollister — Yes, that’s correct.

Q. Elvira Scotto, RBC Capital —So how do we think about the rate on the debt?

A. Tom Hollister — Well it will be borrowings under our bank facility, and our LIBOR spreads are well known.

Q. Elvira Scotto, RBC Capital —So, I guess just back to Cathleen’s question.  Is that the plan to keep it financed that way long term?

A. Tom Hollister — We think at the time of the closing this is the right way to structure it.

Q. Elvira Scotto, RBC Capital —Alright, great.  That’s all I had.

Q. Lin Shen, Hite Hedge Asset Management, LLC — Good morning.

A. Eric Slifka — Good morning.

Q. Lin Shen, Hite Hedge Asset Management, LLC — First of all I want to understand the timing of this deal.  Given the connection between Alliance and Global, why do you think now is a time do this merger?  Have you planned this before and why it didn’t work before, but you think it will work now?

A. Eric Slifka — I think the two companies have been working closely together over the past year and we believe that our businesses really complement one another well.  The footprints are very similar.  It’s really a good fit.

Q. Lin Shen, Hite Hedge Asset Management, LLC — Okay, and also after this deal, do you think there are still some potential family conflicts remaining after you merge because I believe there is still some connection between your family and your MLP’s after this deal.

A. Eric Slifka — No, the general partner is owned by the family, but that’s it.

Q. Lin Shen, Hite Hedge Asset Management, LLC — Okay, thank you.

Q. James Jampel, Hite Hedge Asset Management, LLC — Hi guys.

A. Eric Slifka — Good morning, James.

Q. James Jampel, Hite Hedge Asset Management, LLC — Just a follow up there, aren’t you guys still renting property from other family members?

A. Eric Slifka — There is a lease for the Revere terminal, which is owned by the family and it’s a long term lease. That is all disclosed and the timings of the lease and everything.

Q. James Jampel, Hite Hedge Asset Management, LLC — Is that all that remains?

A. Tom Hollister — James, its Tom.  I don’t believe there is any other asset.  That arrangement under that lease has been in place since the company went public in 2005.

A. Eric Slifka — And prior to that.  It actually goes back to 1998.

Q. James Jampel, Hite Hedge Asset Management, LLC — So with the closing of this, then that will be the only sort of family interest remaining that’s outside the company?

A. Eric Slifka —Yes.

Q. James Jampel, Hite Hedge Asset Management, LLC — Alright and also, now that we have you on the phone and in a public forum, tell us a little more about the base business and backwardation and recent fluctuations of the curve and how that is impacting the base business.

A. Eric Slifka — I think we’re not going to make any forward comments.  Obviously if you look at the curve, everybody can see it.  That’s public information and those have changed and moved as they continuously do and they speak for themselves really, James.

Q. James Jampel, Hite Hedge Asset Management, LLC — I’m not asking for forward. I’m looking for backward, so far to date.  If you can say anything, has it been better?

A. Eric Slifka — No comment.

Q. James Jampel, Hite Hedge Asset Management, LLC — All right, thanks.

Q. Andrew Gunlach, First Eagle — Good morning.  It sounds like the risk here is not on the operating side. You know each other very, very well. The risk is on the financial side.  I’m just curious to follow up on an earlier question about your debt structure.  You answered the question by saying it’s the appropriate financial structure for the closing, but I would assume that it would be prudent to try to term out some of your structure in various ways and also diversify away from the banks.  Is that a fair assessment of how you see the financial risk or are you comfortable using this much bank debt?

A. Tom Hollister — You’re the third person who has asked that. I think I should back up and say yes, we explore and think about the right capitalization of the balance sheet and the business continuously and will try to make the right decisions over time.  Our bank facility is a term facility and we intend to use the acquisition tranche to close it. And we will always examine and explore possibilities in the debt and equity markets.

Q. Andrew Gunlach, First Eagle — What would be your access to debt today and at what cost roughly?

A. Tom Hollister — I don’t think I want to comment on that today.

Q. Andrew Gunlach, First Eagle — Okay, and then with respect to the statement in which a previous questioner eluded to, with respect to the low-to-mid-teens expected pre-financing returns and your cost of equity, real cost of equity forget about theoretical of a little over 10% given your dividend payout.  How do you see the total return to an equity shareholder here?

A. Tom Hollister — I think I’d repeat that our modeling estimates a cash return prior to financing costs in the low-to-mid-teens in the first full year of operation, factoring an estimated annual maintenance capex of approximately $4 million.

Q. Andrew Gunlach, First Eagle — Okay, I guess my question is a little bit longer term. If you are issuing equity at a 10% cost, real 10% cost, what is the delta to an equity holder today at $20 a unit over time.

A. Tom Hollister — I think by any math, this is an accretive transaction.  If you are asking hypothetically were we financing the whole thing with debt, which we are not, your number of 10% is obviously below a low-to-mid-teen return.

Q. Andrew Gunlach, First Eagle — That’s right, I think you answered the question. Thanks very much.

Q. Hinds Howard, Curbstone Group — Hey guys.

A. Tom Hollister — Good morning.

Q. Hinds Howard, Curbstone Group — Good morning. I think over the summer there was a lawsuit filed against Alliance related to some Connecticut gas stations. I may have missed it, was there some resolution there that you can provide some update on?

A. Tom Hollister — We carefully looked at that in our diligence and in our judgment the suit’s without merit and its going to be vigorously defended.

Q. Hinds Howard, Curbstone Group — Okay, so it’s still pending.

A. Tom Hollister — It’s still pending, yes.

Q. Hinds Howard, Curbstone Group — That’s all.  Thanks.

Eric Slifka
Thank you all for joining us this morning to discuss the details of this exciting agreement. We look forward to keeping you updated on our progress. Have a great day everyone.

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